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                                                              EXHIBIT NO. 99.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 33-37615 on Form N-1A of our reports dated August 21, 2007 relating to the financial statements and financial highlights of MFS Institutional International Equity Fund and MFS Institutional Large Cap Value Fund, appearing in the Annual Report on Form N-CSR of MFS Institutional Trust, for the year ended June 30, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
October 22, 2007